Exhibit 10.2

FIRST AMENDMENT
TO THE
RETIREMENT PLAN FOR SALARIED EMPLOYEES OF RAYONIER INC.

Pursuant to Section 10.01 of the Retirement Plan for Salaried Employees of Rayonier Inc. (the “Plan”), Rayonier Inc. (the “Company”) hereby amends the Plan, effective as of December 31, 2016 (except as may be otherwise indicated), as follows:

1.	The foreword is amended by adding the following paragraph to the end thereof

“Effective December 31, 2016, no further Benefit Service will be credited to any Participant.”
2.    Section 1.11, the definition of Compensation, is amended by adding the following paragraph to the end of said Section:

“Subject to the following sentence, but otherwise notwithstanding anything in the Plan to the contrary, Compensation earned after December 31, 2016, shall not be considered in determining a Member’s Accrued Benefit. Bonuses earned in 2016 and paid before April 1, 2017, shall be counted as Compensation when determining a Member’s Accrued Benefit. Such bonuses shall be treated as Compensation for 2017.”
3.    Section 1.14, the definition of Eligibility Service, is amended in its entirety by replacing said Section with the following:

“1.14
Eligibility Service shall mean any employment recognized as such for the purposes of meeting the eligibility requirements for membership in the Plan as provided in Article 2 and for meeting the eligibility for benefits under the Plan as provided under Article 4.”

4.    Section 1.18, the definition of Final Average Compensation is amended by adding the following new subparagraph (c) to the end of said Section:

“c) Subject to the following sentence, but otherwise notwithstanding anything in the Plan to the contrary, Final Average Compensation will not include Compensation earned by the Member after December 31, 2016, or other amounts payable to a Member by or on behalf of the Company after December 31, 2016. Bonuses earned in 2016 and paid before April 1, 2017, may be taken into account as Final Average Compensation. Final Average Compensation under the Plan will not exceed the average of the annual compensation limits under Code Section 401(a)17 for the 5-year period ending December 31, 2016.”

16/287    1

5.    Section 1.37, the definition of Social Security Benefit, is amended in its entirety by deleting said section and replacing it with the following (modified language is highlighted for convenience):

“1.37    Social Security Benefit shall mean the amount of annual old age or disability insurance benefit under Title II of the Federal Social Security Act as determined by the Plan Administration Committee under reasonable rules uniformly applied, on the basis of such Act as in effect at the time of retirement or termination to which a Member or former Member is or would upon application be entitled, even though the Member does not receive such benefit because of his or her failure to apply therefor or he or she is ineligible therefor by reason of earnings he or she may be receiving in excess of any limit on earnings for full entitlement to such benefit. In computing the Member’s Social Security Benefit, no wage index adjustment or cost of living adjustment shall be assumed with respect to any period after the end of the calendar year in which the Member retires or terminates service. For all years prior to retirement or other termination of employment with the Company where actual earnings are not available, the Member’s Social Security Benefit shall be determined on the basis of the Member’s actual earnings in conjunction with a salary increase assumption based on the actual yearly change in national average wages as determined by the Social Security Administration. If within 180 days after the later of (i) the earlier of (a) a Member’s date of retirement or other termination of employment or (b) December 31, 2016, or (ii) the date on which a Member is notified of the retirement allowance or vested benefit to which he or she is entitled under the Plan, the Member provides documentation from the Social Security Administration as to his or her actual earnings history with respect to those prior years, his or her Social Security Benefit shall be redetermined using the actual earnings history. If this recalculation results in a different Social Security Benefit, his or her retirement allowance or vested benefit shall be adjusted to reflect this change. Any adjustment to his or her retirement allowance or vested benefit shall be made retroactive to the date his or her payments commenced. The Plan Administration Committee shall resolve any questions arising under this Section on a basis uniformly applicable to all Employees similarly situated.
Notwithstanding the preceding paragraph, effective December 31, 2016, the following modifications to the definition of the Social Security Benefit will apply:

a)
The Social Security Benefit for a Member who is eligible for a retirement benefit under Sections 4.01, 4.02, 4.03, or 4.04 as of December 31, 2016, shall remain fixed at the amount determined by assuming the Member terminated employment on December 31, 2016.

b)
The Social Security Benefit for a Member who is actively employed on December 31, 2016, who thereafter commences a vested retirement benefit under Section 4.05, and who is not eligible for a retirement benefit under Sections 4.01, 4.02, 4.03 or 4.04 as of his Benefit Commencement Date shall remain fixed at the amount determined by assuming the Member terminated employment on December 31, 2016.

c)
The Social Security Benefit for a Member who is actively employed as of December 31, 2016 and is not eligible for a retirement benefit under Sections 4.01, 4.02, 4.03 or 4.04 but becomes eligible thereafter shall be determined by assuming the Member had terminated employment on the day he or she would have first become eligible for a retirement allowance under Sections 4.01, 4.02, 4.03, or 4.04. The Social Security compensation to be used for the period beginning January 1, 2017, and ending on the date specified in the previous sentence shall be equal to the rate of Social Security compensation received by the Member during the 2016 calendar year, and zero thereafter. For purposes of this subsection (c), the Social

16/287    2

Security Benefit will be assumed to commence on the later of age 62 or the first day of the month commencing after the Member first becomes eligible for a benefit under Sections 4.01, 4.02, 4.03 or 4.04. In computing the Member’s Social Security Benefit, no wage index adjustment or cost of living adjustment shall be assumed with respect to any period after December 31, 2016.”
6.    Section 2.02, Benefit Service, is amended by replacing the second paragraph following subparagraph (d)(vii) with the following paragraph (new language highlighted for convenience):

“The Compensation of a Member during the periods of absence covered by clause (i), (ii), (iv) or (vi) above shall be the Compensation the Member actually receives during such period. The Compensation of a Member during the period of absence covered by clause (iii) above shall be deemed to be the Member’s Final Average Compensation based on his or her Eligibility Service up to such absence. Any Compensation described in the previous sentence will cease to be credited to a Member after December 31, 2016. Unless the Plan Administration Committee determines otherwise on a basis uniformly applicable to all persons similarly situated, the Social Security Benefit of a Member covered by clause (iii) above shall be based on the benefit awarded by the Social Security Administration at the date of his or her total and permanent disability.”
7.    Section 2.02, Benefit Service, is amended by adding the following subsection (g) to the end of said Section:

“(g)
Notwithstanding the foregoing provisions of this Section 2.02, periods of employment completed after December 31, 2016, and recognized periods absences occurring after December 31, 2016, shall not be considered in determining Benefit Service for any purposes under the Plan.”

16/287    3

* * * * ***************
IN WITNESS WHEREOF, Rayonier Inc. has caused this First Amendment to the Retirement Plan for Salaried Employees of Rayonier Inc. to be executed by a duly authorized officer on this ____ day of _____________________ 2016, but to be effective as of December 31, 2016, except as otherwise indicated.
RAYONIER INC.

By:

Title:

16/287    4